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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Summary Consolidated Financial Information of Phoenix", "Selected Consolidated Financial Information of Phoenix" and "Experts" and to the use of our report dated October 9, 1998, except for Note 18 which is as of December 18, 1998, with respect to the consolidated financial statements of Phoenix International Life Sciences Inc. ("Phoenix") in the Registration Statement on form F-4 for the registration of common shares and options to purchase common shares of Phoenix in connection with the proposed merger of Phoenix and Chrysalis International Corporation contemplated therein.




Montreal, Canada,                      Ernst & Young LLP
April 5, 1999                          Chartered Accountants